EXHIBIT 99.1

STURM, RUGER & CO., INC.

SOUTHPORT, CONNECTICUT 06890 U.S.A.

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. ANNOUNCES THE REPURCHASE

OF 133,400 SHARES OF ITS COMMON STOCK IN

THE FIRST QUARTER OF 2011

SOUTHPORT, CONNECTICUT, April 4, 2011 - Sturm, Ruger & Company, Inc. (NYSE-RGR), today announced that during the first quarter of 2011 the Company repurchased 133,400 shares of its common stock for $2.0 million in the open market. The average price per share repurchased was $14.94.  These repurchases were funded with cash on hand.

At the end of the first quarter of 2011, $8.0 million remains authorized and available for share repurchases and 18.9 million shares remain outstanding.

About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

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The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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